Exhibit 3.10

ARTICLES OF AMENDMENT

OF

ITRON SPECTRUM HOLDINGS, INC.

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1. The name of the corporation is Itron Spectrum Holdings, Inc.

2. The Articles of Incorporation of this corporation are amended as follows:

Article I of the Articles of Incorporation of the corporation is amended to read as follows:

“The name of this corporation is Itron Engineering Services, Inc.”

Article 6 of the Articles of Incorporation is amended by deleting in its entirely the last sentence of Article 6 which currently reads as follows: “The Directors of the corporation may be removed only for cause in the manner provided in the Bylaws.”

3. The date of adoption of the amendment by the Board of Directors of the corporation is February 25, 2004.

4. The amendment was duly approved by the sole shareholder of the corporation in accordance with the provisions of RCW 23B. 10.030 and RCW 23B. 10.040.

Dated: March 5, 2004

ITRON SPECTRUM HOLDINGS, INC.

By:	/s/ ROBERT D. NEILSON
Robert D. Neilson, President